Exhibit 11.1

SPECTRIAN CORPORATION AND SUBSIDIARY
COMPUTATION OF NET INCOME (LOSS) PER SHARE
(In thousands except per share data)


                                                           Three months ended
                                                        July 1,       June 29,
                                                      -------------------------
                                                          1995         1996
                                                      ---------      ----------

Net income (loss)                                     $  2,264       $  (5,314)
                                                      =========      ==========

Weighted average number of shares
outstanding used in computation:
   Common Stock                                          7,368           8,039
   Common Stock equivalents
     as a result of stock options
     outstanding                                           908           n/a *

                                                      ---------      ----------
       Shares used in computing per
         share amounts **                                8,276           8,039
                                                      =========      ==========


Net income (loss) per share                           $   0.27       $   (0.66)
                                                      =========      ==========



* Due to the loss in this period, stock options outstanding would be antidilutive and are therefore not included in the calculation.

**   The  dilutive  impact  of  options   determined  using  the  fully  diluted
     calculation   is  not  materially   different  from  the  dilutive   impact
     represented in this statement determined using the primary method.